Exhibit 99.1

THE STEAK N SHAKE COMPANY REPORTS
FISCAL FIRST QUARTER 2006 RESULTS

-	First Quarter Total Revenues grew 9.7%
-	First Quarter Net Earnings $4.7 million

INDIANAPOLIS, January 26, 2006/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the fiscal first quarter ended December 21, 2005.

Highlights for the fiscal first quarter include:
•	Total revenues increased 9.7% to $138.7 million
•	Net earnings were $4.7 million (includes $0.4 million after tax impact of adopting SFAS 123R related to expensing stock issued to employees)
•	Diluted earnings per share were $0.17 (includes $0.01 impact of adopting SFAS 123R)

Fiscal First Quarter 2006 results
Total revenues for the fiscal first quarter 2006 increased 9.7% to $138.7 million. Same store sales for Company-owned restaurants during the quarter decreased by 1.1%, compared to 7.8% and 11.2% same store sales increases in the first quarter of fiscal 2005 and 2004, respectively.

Net earnings for the fiscal first quarter 2006 were $4.7 million, or $0.17 per share, compared to $5.1 million, or $0.18 per share, in the same quarter last year. Beginning this quarter, the Company began expensing stock options and shares purchased under the employee stock purchase plan as required by Statement of Financial Accounting Standards No. 123R Share-Based Payment (SFAS 123R). The Company recorded stock-based compensation expense of $0.4 million after tax, or $0.01 per share in the current quarter.

Peter Dunn, President and Chief Executive Officer commented, "This quarter we delivered sales and earnings in line with our expectations as we make investments to strengthen the fundamentals and we prepare the Company for accelerated expansion. During fiscal 2006 we will open at least 26 new restaurants, representing a 37% increase in store openings from the prior year as we begin to accelerate new store expansion. Same store sales during the first quarter were reasonable given the very strong sales in the same quarter of the last two years, and continuing issues with consumer confidence experienced during the quarter. We look forward to improving same store sales trends as we continue to introduce new product innovations and enhance the guest experience. Early results from the launch of our Premium Topping Steakburgers™ are encouraging."

As of December 21, 2005, there were 454 Steak n Shake restaurants operating in 20 states, including 403 Company-owned restaurants and 51 franchised units. During the quarter, the Company opened 6 new restaurants including locations in Florida, Illinois, Indiana, Pennsylvania and Texas, closed 2 restaurants, which were previously announced in fiscal 2005, and opened 2 franchised restaurants in North Carolina and Tennessee.

Fiscal 2006 Guidance
The Company is reiterating its previously announced guidance for fiscal year 2006. The Company anticipates diluted earnings per share in the range of $1.02 to $1.05. This range includes the impact of adopting Statement of Accounting Standards No. 123R Share Based Payment (SFAS No. 123R) which requires the expensing of stock issued to employees. The impact of adopting SFAS No. 123R, is expected to be $0.08 to $0.09 per diluted share. The EPS growth rate assumes same store sales growth of up to 1% for the fiscal year. The Company has affirmed its plans of opening at least 26 Company-owned restaurants in fiscal year 2006. In addition, the Company will invest approximately $4.0 million related to continued preparation for accelerated expansion in the subsequent years.

Investor Conference Call and Webcast
The Company will hold a conference call today to discuss fiscal first quarter 2006 results at 5:00 p.m. (Eastern Time). Hosting the call will be Peter M. Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

The call can also be accessed live over the phone by dialing (877) 502-9272, or for international callers, (913) 981-5581. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 5547955. The replay will be available until February 2, 2006.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest’s order and served by friendly, well-trained associates. Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as "anticipate", "believe", "expect", "may", "will", and other similar terminology. These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices. The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations. Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

Contact:  Jeffrey A. Blade
  Jeff.blade@steaknshake.com
  www.steaknshake.com
  (317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	TWELVE
	WEEKS ENDED
	12/21/2005		12/22/2004
(Amounts in $000's, except share and per share data)	(UNAUDITED)		(UNAUDITED)
Revenues
Net sales	$137,852	99.4%	$125,504	99.2%
Franchise fees	889	0.6%	1,023	0.8%
	138,741	100.0%	126,527	100.0%
Costs and Expenses
Cost of sales (1)	31,520	22.9%	29,626	23.6%
Restaurant operating costs(1)	69,791	50.6%	62,522	49.8%
General and administrative(2)	12,472	9.0%	10,831	8.6%
Depreciation and amortization	6,397	4.6%	5,735	4.5%
Marketing	5,852	4.2%	5,090	4.0%
Interest	2,787	2.0%	2,845	2.2%
Rent	2,534	1.8%	2,057	1.6%
Pre-opening costs	1,179	0.8%	559	0.4%
Other income, net	(656)	-0.5%	(482)	-0.4%
	131,876	95.1%	118,783	93.9%

Earnings Before Income Taxes	6,865	4.9%	7,744	6.1%

Income Taxes	2,206	1.6%	2,632	2.1%

Net Earnings	$4,659	3.4%	$5,112	4.0%

Net Earnings Per Common and
Common Equivalent Share:
Basic	$.17		$0.19
Diluted	$.17		$0.18

Weighted Average Shares
and Equivalents:
Basic	27,631,153		27,355,272
Diluted	27,929,453		27,886,772

(1)  Costs of sales and restaurant operating costs are expressed as a percentage of net sales.
(2)  Expenses of $400 related to the adoption of SFAS No. 123R are included in the 12/21/05 amounts, there is no expense in the 12/22/04 amounts.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	12/21/2005		9/28/2005
(Amounts in $000's)	(UNAUDITED	)
Assets
Current assets	$24,158		$21,038
Property and equipment - net	452,358		439,620
Other assets	14,822		13,999

Total assets	$491,338		$474,657

Liabilities and Shareholders' Equity
Current liabilities	$67,766		$60,048
Deferred income taxes and credits	11,443		7,704
Obligations under capital leases	147,340		147,615
Senior note	6,283		6,315
Shareholders' equity	258,506		252,975

Total liabilities and shareholders' equity	$491,338		$474,657

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	TWELVE
	WEEKS ENDED
	12/21/2005	12/22/2004
	(UNAUDITED)	(UNAUDITED )
(Amounts in $000's)
Net cash provided by operating activities	$17,509	$16,664
Net cash used in investing activities	(16,888)	(12,419)
Net cash used in financing activities	(201)	(664)

Increase (Decrease) in Cash and Cash Equivalents	$420	$3,581